Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS:	Brett Larsen	Michael Newman
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509) 927-5500	(206) 729-3625

KEY TRONIC CORPORATION AWARDED
$6.7 MILLION IN ARBITRATION PROCEEDING

Spokane Valley, WA— September 5, 2018 — Key Tronic Corporation (Nasdaq: KTCC), a world class provider of electronic manufacturing services (EMS), today announced that it was awarded $6.7 million following the conclusion of a previously disclosed arbitration proceeding, which the Company commenced in the second quarter of fiscal year 2017.
This award resolves a dispute with a former customer involving approximately $9 million in inventory purchased and approximately $1 million in outstanding accounts receivables and other related fees and costs that the Company believed to be reimbursable.
The Company has determined this award to be a “subsequent event” to its fiscal year 2018. This event, including all related disposal fees, will result in an approximately $3.4 million one-time adverse impact to fiscal year 2018 net income, with additional disclosures included in the Company’s annual report on Form 10-K for the fiscal year ended June 30, 2018. For the fourth quarter of fiscal year 2018, the Company with the inclusion of the impact of this event is expected to report a net loss of approximately $(2.1) million and a net loss of $(1.3) million for the full fiscal year 2018.
Collection of the arbitration award is expected to be cash positive for the Company as the inventory has been previously paid for.
About Key Tronic
Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico and China. Key Tronic provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world’s leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com.
Safe Harbor Statement
Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including those relating to the arbitration process, the arbitration award, and the financial impact of those items on the Company. Forward-looking statements include all passages containing verbs such as aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects, will or targets, and nouns corresponding to such verbs.  Forward-looking statements also include other passages that are primarily relevant to expected future events or performance or that can only be fully evaluated by events that will occur in the future, including due to actions by third parties out of the Company’s control.  There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, such as actions by third parties relating to the arbitration award (including its payment), as well as other risks and uncertainties detailed from time to time in the Key Tronic’s SEC filings, including its most recent annual report and subsequent quarterly and current reports.

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